                                  EXHIBIT 99.1
                                  ------------

                                 [NEWS RELEASE]

             BAY APARTMENT COMMUNITIES STRENGTHENS CAPITAL STRUCTURE
             -------------------------------------------------------
                        WITH $50 MILLION EQUITY OFFERING
                        --------------------------------

     (SAN JOSE, CA), May 10, 1996 - Bay Apartment Communities (NYSE: BAY) announced today that it has substantially strengthened its capital structure through the sale of approximately $50.5 million in new equity. The offering consisted of a direct placement of approximately $30.5 million in common stock and an underwritten offering of approximately $10.0 million in common stock and $10.0 million in Series B Convertible Preferred Stock. The shares of common stock were sold in the direct placement at a price of $24.44 per share, reflecting approximately a 1% discount from the average closing price of Bay's common stock during the ten trading days ending May 2, 1996, the last trading day prior to the date on which the sale was priced. The underwritten shares of common stock and Series B Convertible Preferred Stock were also sold at a weighted average sales price of $24.44 per share. The proceeds of the offering will be used to acquire additional properties and to repay outstanding indebtedness.

     The new shares of preferred stock will be paid a dividend equal to 103% of the dividend paid on Bay's common stock, or $.4112 per share, versus Bay's current quarterly common stock dividend of $.40 per share. The preferred stock generally has no voting rights and is subject to limit conversion rights during the approximately two and one-half years following issuance. Thereafter, the preferred stock may be converted on a share-for-share basis into shares of common stock, subject to certain ownership limitations. After approximately nine and one-half years, all outstanding shares of the new preferred stock will be converted into shares of common stock.

     "While this transaction will increase our weighted average shares outstanding on a fully diluted basis by approximately 14.8%, we believe that we will be able to quickly use the proceeds to acquire additional apartment communities, which should make the dilutive impact very short term," noted Gilbert M. Meyer, Chairman and President.

     "The offering," he continued, "provides us with additional resources to both capitalize on an opportunistic acquisition environment and reduce our debt costs. We intend to quickly use the proceeds from the offering to acquire additional apartment communities. We will also use a portion of the proceeds to pay off variable interest rate credit lines, eliminating all of Bay's variable rate debt prior to acquiring additional apartment home communities."

     Bay Apartment Communities is a fully integrated multi-family real estate investment trust focused on the acquisition, development, construction, reconstruction and management of high quality apartment communities in the San Francisco Bay area and Northern California. The company owns 25 apartment communities containing more than 6,450 apartment homes.